EXHIBIT 99.1

Specialty Laboratories, Inc.

Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

Contents

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors

Specialty Laboratories, Inc.

We have audited the accompanying consolidated balance sheets of Specialty Laboratories, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Specialty Laboratories, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Los Angeles, California

February 24, 2006

Specialty Laboratories, Inc.

Consolidated Balance Sheets

(Dollar amounts in thousands)

	December 31
	2004	2005
Assets
Current assets:
Cash and cash equivalents	$18,283	$20,047
Short-term investments	—	12,794
Accounts receivable, less allowances for doubtful accounts of $3,132 in 2004 and $3,734 in 2005	26,517	28,323
Receivable from sale of property	3,500	500
Refundable income taxes	—	3
Deferred income taxes	1,155	—
Inventory	3,207	4,163
Prepaid expenses and other assets	2,683	2,669

Total current assets	55,345	68,499
Property and equipment, net	32,843	32,187
Long-term investments	21,822	8,812
Deferred income taxes	4,709	—
Goodwill, net	5,655	5,655
Other assets	5,768	5,410

	$126,142	$120,563

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$9,292	$7,814
Income taxes payable	387	—
Facility exit costs accrual	471	—
Accrued liabilities	4,297	5,744

Total current liabilities	14,447	13,558
Other long-term liabilities	2,161	3,274

Shareholders’ equity:
Preferred stock, no par value:
Authorized shares—10,000,000
Issued and outstanding shares—none	—	—
Common stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares—23,022,644 in 2004 and 23,951,984 in 2005	105,224	112,203
Retained earnings (accumulated deficit)	4,486	(8,080)
Accumulated other comprehensive loss	(176)	(392)

Total shareholders’ equity	109,534	103,731

	$126,142	$120,563

See accompanying notes.

Specialty Laboratories, Inc.

Consolidated Statements of Operations

(Dollar amounts in thousands except per share data)

	Year Ended December 31
	2003	2004	2005
Net revenue	$119,653	$134,803	$151,727
Costs and expenses:
Costs of services	86,095	93,716	102,671
Selling, general and administrative (exclusive of provision for doubtful accounts and stock-based compensation charges)	39,628	46,756	50,385
Provision for doubtful accounts charges	3,836	5,414	4,428
Stock-based compensation charges	65	147	806
Facility exit costs	—	2,309	556

Total costs and expenses	129,624	148,342	158,846

Operating loss	(9,971)	(13,539)	(7,119)
Interest income	(735)	(591)	(841)
Interest expense	14	183	424

Loss before income taxes	(9,250)	(13,131)	(6,702)
Provision (benefit) for income taxes	(2,889)	(181)	5,864

Net loss	$(6,361)	$(12,950)	$(12,566)
Loss per share – basic	$(.29)	$(.57)	$(.53)

Loss per share – diluted	$(.29)	$(.57)	$(.53)

See accompanying notes.

Specialty Laboratories, Inc.

Consolidated Statements of Shareholders’ Equity

(Dollar amounts in thousands)

	Common Stock
	Shares	Amount	Retained Earnings (Accumulated Deficit)	Deferred Stock Compensation	Accumulated Comprehensive Income (loss)	Total
Balance, January 1, 2003	22,023,392	$99,790	$23,797	$(94)	$241	$123,734
Forfeited options, net of stock option grants	—	(16)	—	16	—	—
Amortization of deferred compensation	—	—	—	65	—	65
Tax benefit from exercise of employee stock options	—	1,843	—	—	—	1,843
Proceeds from sale of stock to employees	546,864	1,388	—	—	—	1,388
Comprehensive loss:
Unrealized gain on investments, net of taxes of $120	—	—	—	—	(169)	(169)
Net loss	—	—	(6,361)	—	—	(6,361)

Total comprehensive loss						(6,530)

Balance, December 31, 2003	22,570,256	103,005	17,436	(13)	72	120,500
Amortization of deferred compensation	—	134	—	13	—	147
Proceeds from sale of stock to employees	452,388	2,085	—	—	—	2,085
Comprehensive loss:
Unrealized loss on investments, net of taxes of $0	—	—	—	—	(248)	(248)
Net loss	—	—	(12,950)	—	—	(12,950)

Total comprehensive loss						(13,198)

Balance, December 31, 2004	23,022,644	105,224	4,486	—	(176)	109,534
Proceeds from sale of stock to employees	929,340	6,173	—	—	—	6,173
Stock-based compensation	—	806	—	—	—	806
Comprehensive loss:
Unrealized loss on investments, net of taxes of $0	—	—	—	—	(216)	(216)
Net loss	—	—	(12,566)	—	—	(12,566)

Total comprehensive loss						(12,782)

Balance, December 31, 2005	23,951,984	$112,203	$(8,080)	$—	$(392)	$103,731

See accompanying notes.

Specialty Laboratories, Inc.

Consolidated Statements of Cash Flows

(Dollar amounts in thousands)

	Year ended December 31
	2003	2004	2005
Operating activities
Net loss	$(6,361)	$(12,950)	$(12,566)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	5,942	6,108	5,278
Amortization	312	416	498
Deferred income taxes	(2,183)	320	5,864
Stock-based compensation charges	65	147	806
Loss on disposals of property and equipment	—	2,360	1,625
Changes in assets and liabilities:
Accounts receivable, net	358	(4,278)	(1,806)
Inventory, prepaid expenses and other assets	(1,687)	(227)	(1,082)
Accounts payable	782	458	(1,478)
Facility exit costs accrual	—	471	(471)
Accrued liabilities	(3,394)	(1,622)	1,447
Income taxes refundable/payable	8,365	513	(390)
Other long-term liabilities	73	(120)	1,113

Net cash provided by (used in) operating activities	2,272	(8,404)	(1,162)

Investing activities
Purchases of property and equipment	(12,325)	(26,776)	(6,249)
Proceeds from sale of property and equipment	—	43,500	2
Cash received from sale of property	—	—	3,000
Sale (purchase) of investments, net	9,076	(12,966)	—

Net cash (used in) provided by investing activities	(3,249)	3,758	(3,247)

Financing activities
Borrowings under bank loans	5,019	—	—
Repayment of bank loans	—	(5,019)	—
Increase in deferred financing cost	(272)	(1,700)	—
Proceeds from sale of stock to employees	1,388	2,085	6,173

Net cash provided by (used in) financing activities	6,135	(4,634)	6,173

Net increase (decrease) in cash and cash equivalents	5,158	(9,280)	1,764
Cash and cash equivalents at beginning of year	22,405	27,563	18,283

Cash and cash equivalents at end of year	$27,563	$18,283	$20,047

Supplemental disclosures of cash flow information:
Cash paid (received) for:
Interest	$129	$239	$254

Income taxes (refunds)	$(8,801)	$(1,013)	$439

Details of accumulated other comprehensive income:
Change in investments	$(289)	$(248)	$(216)
Less change in deferred income taxes	120	—	—

Change in shareholders’ equity	$(169)	$(248)	$(216)

Deferred tax benefits resulting from exercise of stock options	$1,843	$—	$—

Receivable from sale of property	$—	$3,500	$—

See accompanying notes.

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements

December 31, 2005

1.	Summary of Significant Accounting Policies

Description of Business

Specialty Laboratories, Inc. is a corporation that provides specialized laboratory-testing services to physicians, hospitals, and independent laboratories throughout the United States. Our continuing operations are in one reportable segment, the domestic medical laboratory industry.

On January 31, 2006, we merged with AmeriPath Holdings, Inc. (AmeriPath), and became a wholly owned subsidiary of AmeriPath, a privately held company. For further discussion of our merger with AmeriPath, see Note 14 of the notes to the consolidated financial statements.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of Specialty Laboratories, Inc. and its subsidiary, BVI Specialty Laboratories International, Ltd. (SLIL) (100% owned). All intercompany transactions have been eliminated in consolidation.

Cash and Cash Equivalents

We consider highly liquid debt securities with original maturities of 90 days or less at acquisition to be cash equivalents.

Investments

All investments (which include U.S. government and corporate debt securities) are designated as available-for-sale. Accordingly, investments are carried at fair value and unrealized gains and losses, net of applicable income taxes, are recorded in shareholders’ equity. Investments are classified as short-term or long-term based on their contractual maturity dates.

Accounts Receivable and Net Revenue

Accounts receivable and net revenue are recorded net of contractual allowances representing the difference between our standard charges and direct billings to third-party payor programs, including Medicare and Medicaid fee schedules. The allowance for doubtful accounts represents an estimate of the difference between amounts currently due from our hospitals, independent laboratories, and physician specialists and other customers and the receipts on such account balances estimated based on historical trends and current factors.

Inventory

Inventory consists primarily of laboratory supplies and is stated at the lower of the average cost or market.

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

1.	Summary of Significant Accounting Policies (Continued)

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets as follows:

Professional equipment	5 - 10 years
Office furniture and equipment	5 - 10 years
Automotive equipment	3 - 5 years
Computer equipment	3 - 5 years
Software	3 - 5 years
Leasehold improvements	The lesser of life (7 to 20 years) of asset or lease term

Goodwill and Intangible Assets

We allocate the excess of the purchase price over the fair value of the net assets acquired to goodwill and identifiable intangible assets. Identifiable intangible assets include customer lists and license agreement fees, which are amortized evenly over periods of 10 and 4.5 years, respectively. Effective January 1, 2002, we ceased amortization of goodwill in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Prior to 2002, we amortized goodwill over 20 years. We performed the required impairment tests of goodwill in 2003, 2004 and 2005 and no impairment was identified in these periods.

Goodwill

Goodwill is as follows:

	December 31
	2004	2005
	(amounts in thousands)
Goodwill	$5,882	$5,882
Less accumulated amortization (prior to adopting SFAS No. 142)	(227)	(227)

Total goodwill, net	$5,655	$5,655

Intangible Assets (included in other assets)

Intangible assets are as follows:

	December 31
	2004	2005
	(amounts in thousands)
Customer list	$1,932	$1,932
Other intangible assets	425	425
Less accumulated amortization	(1,039)	(1,329)

Total intangible assets, net	$1,318	$1,028

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

1.	Summary of Significant Accounting Policies (Continued)

Under SFAS No. 142, intangible assets continue to be amortized over their useful lives. The estimated amortization expense for intangible assets will be $225,000 for 2006, $193,000 each year from 2007-2010, and $31,000 in 2011.

Long-lived Asset Impairment

We review long-lived assets for impairment when events or changes in business conditions indicate that their carrying value may not be fully recovered. We consider assets to be impaired and write them down to fair value if expected associated cash flows are less than the carrying amounts. Fair value is the present value of the associated cash flows. We have determined that no long-lived assets are impaired at December 31, 2005.

Revenue Recognition

We recognize revenue as services are rendered upon completion of the testing process for a specific customer order for which we have no future performance obligations to the customer, the customer is obligated to pay and the fees are nonrefundable. This generally occurs when the assay result is reported to the customer. Our revenue recognition policies are in compliance with Securities and Exchange Commission Staff Accounting Bulletin No. 101.

Services are provided to certain patients covered by various third-party payor programs including Medicare and Medicaid. Billings for services under third-party payor programs are included in net revenue net of allowances for differences between the amounts billed and estimated receipts under such programs. Adjustments to the estimated receivable amounts based on final settlements with the third-party payor programs are recorded upon settlement. Such adjustments were not material to our net loss in 2003, 2004 and 2005. In 2003, 2004, and 2005, combined third-party payor programs, including Medicare and Medicaid, comprised 8.3%, 9.3%, and 9.9%, of our net revenue, respectively.

Research and Development Expenditures

Research and development expenditures are expensed as incurred. The amounts charged to research and development expense were $1,648,000, $1,315,000, and $1,060,000 in 2003, 2004, and 2005, respectively.

Concentrations of Credit Risk

Our concentration of credit risk with respect to accounts receivable is limited due to the large number of payors comprising our customer base which are spread across the United States. In addition, we maintain allowances for potential credit losses and such losses have been within management’s expectations. We routinely assess the financial strength of our customers and generally do not require collateral.

In 2003, 2004, and 2005, no customer accounted for over 10% of net revenue.

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

1.	Summary of Significant Accounting Policies (Continued)

Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. We routinely estimate amounts to be recovered from third-party payors. Actual results could differ from those estimates.

Stock-Based Compensation

We account for stock options under the recognition and measurement principles (the intrinsic-value method) prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation cost for stock options is reflected in net income (loss) and is measured as the excess of the market price of stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation cost for fixed awards subject to vesting is recognized pro rata over the vesting period.

We have adopted the disclosure provisions required by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. Pro forma net income, as required to be disclosed by SFAS No. 148, determined as if we had accounted for our employee stock compensation plans under the fair-value method of that Statement, is as follows:

	Year ended December 31
	2003	2004	2005
	(amounts in thousands)
Net loss, as reported (a)	$(6,361)	$(12,950)	$(12,566)
Stock-based employee compensation charges/(credits), net of related tax effects:
Determined under the intrinsic-value based method	49	147	156
Determined under the fair-value based method	(3,565)	(4,856)	(3,069)

Net loss, as adjusted	$(9,877)	$(17,659)	$(15,479)

Basic loss per common share:
As reported	$(.29)	$(.57)	$(.53)
Pro forma	$(.44)	$(.77)	$(.66)
Diluted loss per common share:
As reported	$(.29)	$(.57)	$(.53)
Pro forma	$(.44)	$(.77)	$(.66)

(a)	On February 28, 2005, we granted an option to purchase 104,000 shares of our common stock to David R. Schreiber, a member of our board of directors, in connection with a consulting arrangement for his services. This option vested as follows: 25% on March 1, 2005, 25% on August 30, 2005, and 50% on November 30, 2005. In accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, we are recording compensation expense for the fair value of these options, as determined by the Black-Scholes option-pricing model, as a charge to operations over the vesting period. During 2005, we recorded a charge to stock-based compensation expense in the amount of $650,000 related to this option grant. Such expense is included in our net loss as reported.

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

1.	Summary of Significant Accounting Policies (Continued)

On March 14, 2005, our board of directors adopted a new Board compensation plan which provided that each new and existing nonemployee director be issued 5,000 (10,000 for Chairman of the Board) restricted shares of our common stock annually. These shares vest in three equal annual installments on the anniversary date of the stock issuance. During 2005, we recorded a charge to stock-based compensation expense in the amount of $99,000 related to these restricted shares. Such expense is included in our net loss as reported. We will record additional amounts to stock-based compensation expense through January 31, 2006, the effective date of our merger with AmeriPath when all unvested options were subjected to immediate vesting (see Notes 11 and 14).

On April 14, 2005, we adopted a new incentive compensation program for executive management that is performance-based and designed to assist in attracting and retaining high quality executive leadership. The program, which applies to the executive officers, includes grants of stock options and restricted stock to certain officers, with a vesting schedule of 25% per year over a four-year period. During 2005, we recorded a charge to stock-based compensation expense in the amount of $57,000 related to these restricted shares. Such expense is included in our net loss as reported. We will record additional amounts to stock-based compensation expense through January 31, 2006, the effective date of our merger with AmeriPath when all unvested options were subject to immediate vesting (see Notes 11 and 14).

These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options would be amortized to expense over the vesting period, and additional options may be granted in future years.

The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Year ended December 31
	2003	2004	2005
Risk-free interest rates	3%	3%	4%
Expected dividend yields	0%	0%	0%
Weighted-average expected life of option	5 years	5 years	5 years
Expected stock price volatility based upon peer companies	.65	.58	.58

For sales of our common stock to employees at a price below such estimated fair value, the difference between the sales price and such estimated fair value was charged to expense as of the date of the sales.

Income Taxes

We utilize the liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using current tax rates and regulations. In the preparation of our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate, including estimating both actual current tax exposure and assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. Assessment of actual current tax exposure includes assessing tax strategies, the status of tax audits and open audit periods with the

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

1.	Summary of Significant Accounting Policies (Continued)

taxing authorities. To the extent that we have deferred tax assets (DTAs), we must assess the likelihood that our deferred tax assets will be recovered from future operations and tax strategies that we employ and to the extent that we believe that recovery is not likely, we must establish a valuation allowance.

Fair Value of Financial Instruments

Our financial instruments consist mainly of cash, cash equivalents, long-term investments, accounts receivable and accounts payable. The fair value of substantially all financial instruments approximates their carrying values in the aggregate due to the short-term nature of these instruments. The interest rates on borrowings under our bank credit facilities are adjusted periodically to market rates, as discussed in Note 8.

Earnings Per Share

Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding. Dilutive earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding plus potentially dilutive shares for the portion of the year they were outstanding. Potentially dilutive common shares result solely from outstanding stock options. Since we reported a net loss in 2003, 2004 and 2005, these potentially dilutive common shares were excluded from the diluted loss per share calculation because they were anti-dilutive.

Basic and diluted loss per share information was calculated based on the following weighted-average shares:

	Year ended December 31
	2003	2004	2005
Basic—weighted-average shares	22,250,471	22,823,032	23,510,104
Dilutive effect of outstanding stock options	—	—	—

Diluted—weighted-average shares	22,250,471	22,823,032	23,510,104

2.	Sale and Leaseback of Building

On February 11, 2004, we entered into an agreement for the sale and leaseback of our Valencia, California facility with Lexington Corporate Properties Trust (Lexington), a real estate investment trust. Lexington agreed to purchase the existing facility for $47.0 million. The closing of the sale was completed on March 18, 2004, and we received approximately $41.9 million in proceeds, net of $1.6 million of financing related expenses through December 31, 2004. We received an additional $3.0 million in proceeds during 2005. Receipt of the remaining $500,000 balance of proceeds (included in receivable from sale of property) is contingent upon the completion of certain deliverables to Lexington, which we expect to be completed in the first quarter of 2006. During the second half of 2004, we relocated substantially all of our administrative functions and laboratory operations from Santa Monica, California, to our Valencia facility and commenced making lease payments to Lexington on September 1, 2004.

For the first five years, lease payments will be fixed at an annual rate of approximately $3.5 million and will be adjusted every five years. Lease payments for years six through ten will be the amount necessary to fully amortize the total project cost over 15 years at an interest rate equal to the sum of the then interpolated 15-year U.S. Treasury Bond rate plus 75 basis points. Payments will be

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

2.	Sale and Leaseback of Building (Continued)

increased 10% for years 11 through 15 with an additional 10% increase scheduled for years 16 through 20. The primary term for the lease is 20 years. There are three options to extend the term of the lease: two renewal options of five years each and a third renewal option for four years and six months.

Based on an interpolated 15-year Treasury Rate of 4.42% at December 31, 2005, the estimated minimum lease payments under the terms of the related lease agreement are reflected in the table below. Actual lease payments for years six through 20 will be determined at least 60 days prior to the first day of the sixth lease year. These estimates of minimum lease payments are subject to future changes in the interpolated 15-year Treasury Rate, which has increased slightly since the sale and leaseback transaction was completed, and which can be expected to vary further prior to and during years six through 20 of the lease.

	Payments due by Period
	Total	2006-2007	2008	2009	2010	2011 and Beyond
	(amounts in thousands)
Operating lease obligations	$87,374	$7,125	$3,563	$3,872	$4,490	$68,324

The lease payments are being accounted for under FASB Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases, which requires minimum lease payments with scheduled rent increases to be accounted for on a straight-line basis over the lease term. Rent expense for the facility will be approximately $4.7 million per year.

3.	Facility Exit Costs

In accordance with the provisions of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, and in connection with the relocation to our new Valencia facility during the fourth quarter 2004, we recorded a $2,309,000 charge related to exiting our existing facilities in Santa Monica. The components of the facility exit costs include $471,000 in lease termination costs and $1,838,000 in fixed asset impairments. This charge is included in facility exit costs in our statement of operations for the year ended December 31, 2004.

Lease termination costs represent the amount of lease rental payments that were scheduled to be paid through June 2005, the end of our lease contracts for facilities located in Santa Monica. Fixed asset impairment charges represent the net book carrying value of various laboratory equipment, furniture and fixtures and computer equipment that were replaced by new furniture and equipment at our Valencia facility. The decision to replace this property and equipment was made in connection with relocation activities that occurred during the fourth quarter 2004. Consequently, we recorded a charge during the fourth quarter 2004 to reflect the impairment of this property and equipment located at our former facilities in Santa Monica.

We recorded a $556,000 charge during the first quarter 2005 related to exiting our former facilities in Santa Monica. Exit costs incurred during the first quarter 2005 included actual operating expenses, such as utilities, and the final costs of closing down and restoring our former Santa Monica facilities. This charge is included in facility exit costs in the statement of operations for the year ended December 31, 2005.

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

4.	Investments

The following tables summarize investments.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(amounts in thousands)
As of December 31, 2005
Marketable Securities:
U.S. government and agency	$21,998	$—	$392	$21,606

	$21,998	$—	$392	$21,606

As of December 31, 2004
Marketable Securities:
U.S. government and agency	$21,997	$1	$176	$21,822

	$21,997	$1	$176	$21,822

Gross realized gains and losses were immaterial in 2004 and 2005. Scheduled maturities of U.S. government and agency investments held at December 31, 2005, are $12,794,000 in 2006 and $8,812,000 in 2007. The unrealized losses on our investments in U.S. government and agency obligations were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because we have the ability and intent to hold these investments until a recovery of the face value, which may be maturity, we do not consider these investments to be other-than-temporarily impaired at December 31, 2005. Also, the disclosures required by EITF 03-1, The Meaning of Other-Than-Temporary and its Application to Certain Investments, have not been included because our unrealized losses are immaterial at December 31, 2005 and 2004.

5.	Property and Equipment

Property and equipment consists of the following:

	December 31
	2004	2005
	(amounts in thousands)
Information technology equipment and systems	$16,277	$14,788
Professional equipment	11,268	14,669
Office furniture and equipment	1,737	2,692
Leasehold improvements	15,899	16,267

	45,181	48,416
Less accumulated depreciation and amortization	(13,946)	(18,134)
Construction in progress	1,608	1,905

	$32,843	$32,187

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

6.	Write-Down of Capitalized Software

In accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we recorded a charge in the amount of $1,539,000 representing the remaining net book value of certain capitalized software costs for a discontinued information technology (IT) program that will provide us with no future benefit. The decision to discontinue this IT program, that was in collaboration with an external technology partner, was made during the second quarter 2005 and we expect to complete our activities related to the cessation of this IT program, and its accompanying customer support, by the end of the first quarter 2006 (the expected abandonment date). In connection with this decision, we performed an analysis of undiscounted cash flows attributable to this IT program between June 30, 2005, and the expected abandonment date. Based on this analysis, we determined that the entire remaining net book value of the capitalized software attributable to this IT program was impaired as of June 30, 2005. Consequently, we recorded an impairment charge, included in selling, general and administrative expenses in our statement of operations for 2005, to write-off the remaining net book value of this asset.

7.	Accrued and Long-Term Liabilities

Accrued liabilities consist of the following:

	December 31
	2004	2005
	(amounts in thousands)
Employee compensation related	$3,124	$4,526
Royalties	526	284
Current portion of accrued rent for unused facility	76	76
Business operations related	571	858

	$4,297	$5,744

Long-term liabilities consist of the following:

	December 31
	2004	2005
	(amounts in thousands)
Deferred compensation (Note 10)	$1,371	$1,181
Noncurrent portion of accrued rent for unused facility	120	43
Reserve for workers’ compensation expense	319	560
Deferred rent expense for sale/leaseback (Note 2)	341	1,391
Severance payments due to former employee	—	99
Annuity payments due to former employee	10	—

	$2,161	$3,274

8.	Long-Term Debt

On September 24, 2003, we entered into a $25 million asset-based credit agreement with CIT Business Credit (CIT), a unit of CIT Group Inc. The credit facility is secured primarily by accounts receivable, with the availability of funds based on the outstanding balance of this asset. The original credit agreement provided us with an initial $15 million line of credit. On August 13, 2004, we entered into an amendment to its agreement with CIT whereby CIT agreed to assist us in obtaining letters of credit in an aggregate amount of up to $10.1 million. The aggregate amount of outstanding letters of credit reduces the amount that we can borrow against

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

8.	Long-Term Debt (Continued)

its $15.0 million line of credit. On September 14, 2004, CIT assisted us in obtaining a $9.0 million irrevocable letter of credit with JPMorgan Chase Bank in satisfaction of a requirement in our lease agreement for our Valencia facility (Note 13 — Commitments and Contingencies). The principal amount of borrowings under the line of credit is due three years from the closing date, the date the line of credit matures. Interest is computed and payable monthly, based on the Chase Bank rate plus one-half percent (0.5%) per annum. As of December 31, 2004 and 2005, we had no amounts borrowed against the line of credit.

Interest expense for 2003, 2004, and 2005, was $114,000, $352,000, and $424,000 gross, respectively. During 2003 and 2004, we capitalized approximately $100,000 and $169,000, respectively, of interest related to the Valencia construction.

9.	Profit Sharing Plan—401(k)

We maintain a defined contribution 401(k) profit sharing plan (the 401(k) Plan) covering all employees after minimum eligibility requirements have been met. In accordance with the 401(k) Plan, eligible employees may contribute up to 15% of their salaries to the 401(k) Plan. We will match the employee’s contribution at 50 cents per dollar up to 6% of the employee’s salary. Matching contributions by us to the 401(k) Plan amounted to $621,000, $648,000, and $654,000 in 2003, 2004 and 2005, respectively. Profit sharing contributions to the 401(k) Plan are discretionary. No discretionary contributions were made during 2003, 2004, and 2005.

10.	Deferred Compensation Program

We have a nonqualified deferred compensation program (the Program) for certain executives. Under the Program, employee-designated deferrals of salary are withheld by us. An amount equal to the withholding is “invested” at the direction of the employee, in a portfolio of phantom investments selected from the available investments under the Program, which are tracked by an administrator. With a portion of the withholding, we purchase life insurance policies on each of the participating executives with our company named as beneficiary of the policies.

Deferred compensation, including gains and losses on phantom investments, amounted to $1,371,000 and $1,181,000 at December 31, 2004 and 2005, respectively, and is classified in long-term liabilities. The cash surrender value of the life insurance policies, which amounted to $2,336,000 and $2,545,000 at December 31, 2004 and 2005, respectively, is recorded in other assets.

11.	Shareholders’ Equity

Stock Option Plans

During 1999, our Board of Directors approved the 1999 Stock Option/Stock Issuance Plan (the 1999 Plan) as a comprehensive equity incentive program and granted 1,839,068 options to acquire shares of our common stock to certain of our employees and outside directors. Outstanding stock options previously granted were effectively canceled and replaced with new options under the 1999 plan.

On September 5, 2000, our Board of Directors adopted, and on June 3, 2004, the shareholders approved, the 2000 Stock Incentive Plan (the 2000 Plan). The 2000 Plan became effective on the date the underwriting agreement for the initial public offering was signed. Under the 2000 Plan, 7,311,108 shares of our common stock were authorized for issuance, including shares currently reserved under the 1999 Plan.

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

11.	Shareholders’ Equity (Continued)

The majority of grants under the Plan vest 25% upon the first anniversary of an employee’s employment and thereafter ratably in equal monthly installments for the next 36 months (four equal annual installments upon the completion of each year of service over a four-year period for outside directors). On an annual basis, outside directors can elect to utilize a portion of their annual compensation to acquire an option grant to acquire shares of our common stock at an exercise price equal to one-third of the fair market value each January 1. Such options vest in equal monthly installments over a 12-month period. The options have a term of ten years from the date of grant. The difference between the option exercise price and fair value of our common stock was recorded as deferred stock-based compensation and is being amortized to expense over the vesting periods of the related stock options on an accelerated basis using the graded vesting method.

Changes in options outstanding for the periods indicated were as follows:

	Number of Options	Weighted-Average Exercise Price	Range of Exercise Prices
Outstanding at December 31, 2002	2,828,691	$9.71	$1.21 – $ 37.95
Options exercised	(452,361)	$1.69	$1.21 – $ 9.19
Options forfeited	(48,839)	$10.82	$1.56 – $ 26.32
Options expired	(9,393)	$24.99	$8.91 – $ 26.40
Options granted	788,250	$8.00	$6.60 – $ 15.70

Outstanding at December 31, 2003	3,106,348	$10.38	$1.21 – $ 37.95

Options exercised	(356,491)	$3.84	$1.21 – $ 8.82
Options forfeited	(308,187)	$11.74	$6.50 – $ 31.10
Options expired	(76,205)	$19.07	$6.40 – $ 31.10
Options granted	815,500	$10.44	$9.15 – $ 16.16

Outstanding at December 31, 2004	3,180,965	$10.85	$1.21 – $ 37.95
Options exercised	(855,672)	$6.61	$1.21 – $ 11.18
Options forfeited	(615,803)	$9.61	$6.60 – $ 30.57
Options expired	(572,865)	$18.85	$6.60 – $ 37.95
Options granted	1,242,000	$9.02	$7.25 – $ 13.01

Outstanding at December 31, 2005	2,378,625	$9.95	$1.21 – $ 29.30

Options exercisable at December 31, 2003	1,502,004	$10.68	$1.21 – $ 37.95
Options exercisable at December 31, 2004	1,726,906	$11.59	$1.21 – $ 37.95
Options exercisable at December 31, 2005	922,302	$11.31	$1.21 – $ 29.30

The weighted-average remaining contractual life of outstanding options was 7.2 years at December 31, 2004 and 2005.

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

11.	Shareholders’ Equity (Continued)

Stock-Based Compensation

In connection with the sales of common stock to certain employees and the granting of stock options to certain employees and our outside directors on February 5, 1999, the amount of related compensation to be recognized was determined by us to be the difference between the stock purchase or option exercise price and the fair value of our common stock at that date. For the common stock sales and the stock options that were vested as of their date of grant, the related compensation was expensed in full as of February 5, 1999. For the stock options that were not vested as of their date of grant, the related compensation was recorded as deferred stock compensation which is classified as a reduction of shareholders’ equity and is being amortized to expense over the vesting periods of the related stock options.

Stock-based compensation charges resulting from amortization of deferred stock-based compensation totaled $65,000, $13,000, and $0 for the years ended December 31, 2003, 2004, and 2005, respectively.

Stock-based compensation charges for 2004 also included $134,000 for the excess of the intrinsic value on the separation date over the original intrinsic value at the stock option grant date related to the March 19, 2004, resignation of our senior vice president and chief financial officer and our agreement to modify his stock option agreement. We agreed to extend the period in which he could exercise his vested stock options in exchange for the provision of certain nonsubstantive services through the filing of our Form 10-Q for the 2004 first quarter.

On February 28, 2005, we granted an option to purchase 104,000 shares of our common stock to David R. Schreiber, a member of our board of directors, in connection with a consulting arrangement for his services. This option vested as follows: 25% on March 1, 2005, 25% on August 30, 2005, and 50% on November 30, 2005. In accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, we recorded compensation expense for the fair value of these options, as determined by the Black-Scholes option-pricing model, as a charge to operations over the vesting period. During 2005, we recorded a charge to stock-based compensation expense in the amount of $650,000 related to this option grant.

On March 14, 2005, our board of directors adopted a new Board compensation plan which provided that each new and existing nonemployee director be issued 5,000 (10,000 for Chairman of the Board) restricted shares of our common stock annually. These shares vest in three equal annual installments on the anniversary date of the stock issuance. During 2005, we recorded a charge to stock-based compensation expense in the amount of $99,000 related to these restricted shares.

On April 14, 2005, we adopted a new incentive compensation program for executive management that is performance-based and designed to assist in attracting and retaining high quality executive leadership. The program, which applies to the executive officers, includes grants of stock options and restricted stock to certain officers, with a vesting schedule of 25% per year over a four-year period. During 2005, we recorded a charge to stock-based compensation expense in the amount of $57,000 related to these restricted shares. We will record additional amounts to stock-based compensation expense related to this grant until the final vesting date in April 2009.

All restricted stock grants and stock options issued under our stock plans were immediately vested and the holders received cash on January 31, 2006, upon the change in control due to the AmeriPath merger (see Note 14).

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

11.	Shareholders’ Equity (Continued)

Stock Purchase Plan

On September 5, 2000, our Board of Directors adopted and the shareholders approved an Employee Stock Purchase Plan (Purchase Plan). The Purchase Plan became effective on the date the underwriting agreement for the offering was signed. Under the Purchase Plan, 330,000 shares of our common stock were reserved for issue. The share reserve automatically increases on the first trading day of each January by 1% of the total number of shares of our common stock outstanding on the last trading day of each preceding December. The increase in the share reserve is not to exceed 550,000 shares. The shares are available for purchase through overlapping offering periods with a maximum duration of 24 months. The initial offering period began the day the underwriting agreement for the offering was signed and ended in October 2002. Subsequent offering periods begin on the first business day in May and November of each year. Each offering period consists of a series of successive six-month purchasing intervals. Employee share purchases are funded through payroll deductions not to exceed 15% of earnings. The purchase price of shares at each purchase date is the lesser of 85% of the fair market value of the shares on the purchase date or 85% of the fair market value per share on the start date of the offering period. During 2004 and 2005, 95,897 and 73,657 shares, respectively, had been purchased under the Purchase Plan.

12.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.

Significant components of our deferred tax assets and liabilities are as follows:

	December 31
	2004	2005
		(amounts in thousands)
Current deferred tax assets (liabilities):
Allowances for doubtful accounts and contractual allowances	$1,312	$1,051
Vacation accrual	402	348
Other compensation accruals	(95)	911
Insurance accrual	136	240
Deferred rent	146	596
Valuation allowance	(855)	(3,259)
Other	109	113

	1,155	—
Noncurrent deferred tax assets (liabilities):
Net operating loss	15,187	17,282
Depreciation expense	(3,711)	(3,592)
Loss on disposal of fixed assets	—	594
State income taxes	(652)	—
Other compensation accruals	647	403
Unrealized gain on investments	(48)	—
Amortization expense	(358)	(470)
Valuation allowance	(6,356)	(14,217)

	4,709	—

Net deferred tax assets	$5,864	$—

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

12.	Income Taxes (Continued)

During 2004 and 2005, we did not record any additional benefits for income taxes due to the size of the deferred tax assets (DTAs) previously recognized on our consolidated balance sheet through December 31, 2003. During 2005 we recorded a $10,265,000 increase in the valuation allowance for deferred tax assets recognized during 2005 and prior periods. This increase included a noncash charge of approximately $5.9 million to our provision for income taxes to fully reserve our December 31, 2004, DTAs during the first quarter 2005. As of December 31, 2005, our DTAs included approximately $17,282,000 of federal and state net operating loss carryforwards (NOLs). The future realization of the NOLs is dependent on our ability to generate approximately $38.1 million of federal and $48.8 million of state ordinary income in future years. Our inability to generate the necessary ordinary income could have a material adverse effect on our results of operations in future years.

The federal NOLs begin expiring in 2024 and the state NOLs begin expiring in 2014. SFAS No. 109, Accounting for Income Taxes, requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the DTAs will not be realized. During 2005, we increased our valuation reserve to $17,476,000 from $7,211,000 reported as of December 31, 2004. The increase in the 2005 valuation reserve is principally due to continued operating losses, including tax benefits recognized on exercise of employee stock options, and our assessment that it is more likely than not that our DTAs will not be realized in the foreseeable future. In making this determination, we considered all available positive and negative evidence and made certain assumptions. These assumptions included, among other things, the overall business environment, our historical earnings, including our significant pretax losses incurred during the last three years, and our outlook for future years. We performed this analysis as of March 31, 2005, and determined that there was sufficient evidence to conclude that it is more likely than not that our recorded net DTAs, net of the recorded valuation allowance, will not be realized in the foreseeable future. We updated this analysis as of December 31, 2005, and determined that there was still sufficient evidence to conclude that it is more likely than not that our recorded net DTAs, net of recorded valuation allowance, will not be realized in the foreseeable future. We will assess the need for valuation allowances against DTAs on an ongoing basis considering factors such as those mentioned above as well as other relevant criteria. Changes in our assumptions may affect our assessment and allow us to reduce the valuation allowance against DTAs in future periods as our operating results improve.

The components of the provision for income taxes (benefits) are as follows:

	Year ended December 31
	2003	2004	2005
	(amounts in thousands)
Current:
Federal	$(706)	$(501)	$—
State	—	—	—

	(706)	(501)	—

Deferred:
Federal	(2,090)	—	3,966
State	(93)	320	1,898

	(2,183)	320	5,864

Total provision	$(2,889)	$(181)	$5,864

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

12.	Income Taxes (Continued)

A reconciliation of the federal statutory rate to our effective tax rate for operations is as follows:

	Year ended December 31
	2003	2004	2005
Tax benefit at federal statutory rate	34.0%	34.0%	34.0%
State and local taxes, net of federal benefit	.6	(1.6)	(18.7)
Nondeductible expenses	(.7)	(.8)	(2.0)
(Increase)/decrease in reserve for possible tax exposures	(2.7)	3.8	—
Valuation allowance	—	(34.0)	(100.8)

Effective rate	31.2%	1.4%	(87.5)%

Our effective tax rate is based on expected income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Significant management estimates and judgments are required in determining the effective tax rate. We are routinely under examination by federal, state or local authorities regarding the timing and amount of deductions, nexus of income among various tax jurisdictions and compliance with federal, state and local tax laws. Tax assessments related to these audits may not arise until several years after tax returns have been filed. Although predicting the outcome of such tax assessments involves uncertainty, we believe that the recorded tax liabilities appropriately account for the analysis of probable outcomes, including interest and other potential obligations. The tax liabilities are adjusted in light of changing facts and circumstances, such as the progress of audits, case law and emerging legislation and such adjustments are included in the effective tax rate.

13.	Commitments and Contingencies

Commitments

We lease certain facilities and equipment under operating leases. Certain leases contain renewal and purchase options. Rental expense was approximately $3,277,000, $4,951,000, and $6,012,000 for 2003, 2004, and 2005, respectively.

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

13.	Commitments and Contingencies (Continued)

Future minimum lease payments under noncancelable operating leases with initial terms of one year or more (including the estimated minimum lease payments under our lease for our Valencia facility as discussed in Note 2) are as follows:

	Leases	Sub-lease income	Total
	(amounts in thousands)
Year ending:
2006	$4,562	$(165)	$4,397
2007	4,215	(117)	4,098
2008	3,646	—	3,646
2009	3,955	—	3,955
2010	4,573	—	4,573
2011 and Beyond	69,462	—	69,462

Total minimum lease payments	$90,413	$(282)	$90,131

In January 2003, we elected to utilize a deductible program in connection with our workers’ compensation insurance for which our insurance provider, Federal Insurance Company, required a security deposit in the form of a letter of credit. Accordingly, in January 2003, we established a $680,000 irrevocable letter of credit with the Federal Insurance Company. The letter of credit was increased in each year thereafter during January 2004, 2005, and 2006, to $1,030,000, $1,330,000 and $2,030,000, respectively.

On September 14, 2004, we established a $9.0 million irrevocable letter of credit with JPMorgan Chase Bank that names Lexington Lion Clarita L.P. c/o Lexington Corporate Properties Trust (Lexington), our landlord for our Valencia facility, as the beneficiary.

On February 13, 2005, we entered into a separation agreement with Douglas S. Harrington, M.D., then our chief executive officer and a member of our board of directors. Pursuant to the separation agreement with Dr. Harrington we paid him $275,000 following his March 29, 2005, resignation date. In addition to other nonfinancial items, the separation agreement also required that we pay Dr. Harrington severance payments totaling $840,000 (equivalent to two years of his base salary), payable bi-weekly, and reimburse him for up to 18 months of COBRA payments for health care coverage.

On February 14, 2005, we entered into a retention agreement with Kevin Sayer, then our Chief Financial Officer, pursuant to which he was entitled to receive an incentive bonus of $150,000 if he continued employment with the Company through at least May 15, 2005. On April 29, 2005, Mr. Sayer informed us that he intended to resign on May 16, 2005. On May 15, 2005, we paid Mr. Sayer $150,000 pursuant to the aforementioned retention agreement and on May 16, 2005, Mr. Sayer resigned from the position of CFO. On February 21, 2005, we entered into several incentive agreements with other executive officers entitling them to receive incentive bonuses of varying amounts if they continued employment with the Company through February 20, 2006. These incentive bonuses with other executive officers amounted to $415,000. Accrued unpaid incentive bonuses at December 31, 2005, totaled $1,389,000.

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

13.	Commitments and Contingencies (Continued)

On March 28, 2005, we opted to eliminate the positions held by two of our executive officers. Pursuant to the terms of their respective employment contracts, they were both entitled to receive severance payments for being terminated without cause. We will pay severance payments totaling $414,000 in aggregate to these executive officers representing 12 and nine months of their respective base salary, and a one-time payment to each of them for health care insurance continuation under COBRA for a specified period of time. Accrued unpaid severance payments at December 31, 2005, totaled $663,000.

On May 3, 2005, we terminated without cause the employment of our former Senior Vice- President of Sales and Marketing, Mark R. Willig. Pursuant to the terms of his employment contract, Mr. Willig is entitled to receive severance payments totaling approximately $212,000, representing the equivalent of nine months of base salary and a one-time payment for health care insurance continuation under COBRA for nine months.

A charge of approximately $1,744,000 is included in the consolidated statements of operations (selling, general and administrative expense) for the first quarter 2005 related to Dr. Harrington’s separation agreement, the executive officers’ retention and incentive agreements and the termination of two employment contracts. A charge of approximately $287,000 is included in the consolidated statements of operations (selling, general and administrative expense) for the second quarter 2005 related to a retention agreement and the termination of Mr. Willig’s employment contract.

Contingencies

Specialty Laboratories Asia Pte. Ltd., a Singapore corporation, (SLA), is 60% owned by our wholly owned subsidiary, Specialty Laboratories International Ltd., a British Virgin Islands corporation (SLIL). SLA was headquartered in Singapore but, in early 1999, SLA ceased all operations and is currently insolvent. A former employee of SLA has obtained a judgment for $350,000 against SLA and a default judgment of approximately $1.95 million in a wrongful termination action against SLA filed by him in Singapore. The former employee has filed an action against SLA in San Diego Superior Court to attempt to collect on the Singapore judgment and has obtained a default judgment of approximately $2.5 million against SLA in California. The former employee has continued to serve various discovery requests upon us and certain of our directors and officers. No action has been brought against Specialty Laboratories, Inc. and we cannot provide an estimate or range of any loss or potential loss in connection with this matter, and we believe that any claim against us or our directors and officers in connection with these judgments, if made, would be without merit.

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

13.	Commitments and Contingencies (Continued)

In December 2003, we were served with an action in which we were named as a defendant, together with certain of our former officers, SLIL, and multiple other parties located in Singapore and India, in a lawsuit brought in the High Court of the Republic of Singapore by Dragon Investment Company (Dragon), one of the shareholders in SLA, as a derivative action. The lawsuit alleges, among other things, that SLA and Dragon suffered damages as a result of the winding up of the affairs of SLA and the disposition of its assets. The lawsuit also alleges that certain of the defendants breached certain written agreements to allow Dragon to acquire more shares of SLA, that certain of our former officers conspired to run down and dissipate the assets of SLA, and that they fraudulently concealed their actions from Dragon and the other minority shareholder of SLA. We have provided notice to the applicable insurance carriers. While we believe that we have insurance applicable to the defense of the lawsuits, and continue to discuss the coverage issues with the relevant insurance carriers, such carriers have not yet acknowledged coverage of the matter, and several carriers have denied coverage. Because the insurance coverage in this matter has not been finally resolved, we are unable to provide any estimates of any loss or potential loss in this matter.

Five purported class action lawsuits were filed in October and November 2005 naming us and each of our directors as defendants, with one lawsuit also naming Specialty Family Limited Partnership, our majority shareholder. An amended complaint in one of the five lawsuits also names AmeriPath, Inc. (AmeriPath) as a defendant. All five suits were filed in Los Angeles Superior Court by purported shareholders on behalf of all similarly situated shareholders, challenging the fairness of our recently announced merger with AmeriPath (described under Note 14). The complaints allege, among other things, that the defendants breached their fiduciary duties to the shareholders by entering into the merger agreement. To support the allegation of breach of fiduciary duty the complaints assert that the consideration offered in the merger is inadequate and is the result of unfair dealing, that in negotiating the transaction the defendants failed to disclose information that would have increased the valuation of the Company, and that the transaction is the result of a conflict of interest, because our founder and member of our board of directors, Dr. James B. Peter and his affiliates will receive an equity share in the surviving corporation. In the amended complaint adding AmeriPath as a defendant, AmeriPath is alleged to have aided and abetted the alleged actions of the other defendants. The complaints sought an injunction against the proposed merger or, if it is consummated, rescission of the merger, as well as money damages, attorneys’ fees, expenses and other relief. On November 7 and 22, 2005, the court entered orders consolidating the complaints in the five actions under the title In re Specialty Laboratories, Inc. Shareholders Litigation. We believe that these lawsuits and the allegations contained in them lacked merit; however, we notified the applicable insurance carriers of the lawsuits. On December 20, 2005, plaintiffs and defendants agreed in principle to resolve the lawsuits. We and the other defendants continue to deny that they have committed or aided and abetted the commission of any violation of law or engaged in any wrongful acts, but are entering into the proposed settlement solely because it would eliminate the burden and expense of further litigation. Pursuant to the proposed settlement: (i) the definitive proxy was amended to contain certain disclosures that were the subject of claims in the lawsuits and were requested by plaintiffs; (ii) certain other amendments were made to the merger agreement; and (iii) that shares of our common stock held by members of our board of directors would be excluded from the calculation of the vote described in the merger agreement. The proposed settlement is subject to, among other things, plaintiffs conducting reasonable confirmatory discovery; preliminary and final, nonappealable approval by the court; appropriate certification of a settlement class; a final and nonappealable final judgment dismissing the litigation with prejudice; delivery of appropriate releases; and consummation of the merger. The plaintiffs (on behalf of themselves and the purported plaintiff class) and defendants have all agreed to the terms of the proposed settlement.

Specialty Laboratories, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2005

13.	Commitments and Contingencies (Continued)

Members of the purported plaintiff class will receive notice of the proposed settlement, and a hearing before the court will be scheduled with respect to, among other things, approval of the proposed settlement and any application by plaintiffs’ co-lead counsel (on behalf of themselves and all plaintiffs’ counsel) for an award of attorneys’ fees and expenses (which fees and expenses would be payable by Specialty, its successors in interest, or its insurers, in accordance with the terms of the proposed settlement). Our applicable insurance carrier has agreed to fund up to a maximum amount of $475,000 towards such fees. Plaintiffs’ counsel is seeking $1,450,000 and negotiations with plaintiffs’ counsel and the insurance carrier regarding such fees continue. We believe that it is possible, but not probable, that the Company may have to pay a portion or all of these legal fees. No liability has been recorded in the financial statements related to these fees. Pending negotiation and execution of a stipulation regarding the proposed settlement to be submitted to the court, all proceedings in the litigation, except for proceedings related to the proposed settlement of the class action suit and legal fees, are suspended.

From time to time we are subject to other claims arising in the ordinary course of business. We intend to defend vigorously any such litigation that may arise and to assert all available defenses that would be available to us. Based on current information, we believe any ultimate liability that may arise from these claims would not materially affect our consolidated financial position. However, our evaluation of the likely impact of these actions could change in the future and an unfavorable outcome, depending upon the amount and timing, could have a material effect on our results of operations or cash flows of a future period.

14.	Merger with AmeriPath, Inc.

On January 31, 2006, we merged with AmeriPath. Under the terms of the merger agreement, which was unanimously approved by our board of directors (with one member absent), AmeriPath acquired all of our outstanding common shares for $13.25 in cash per share, without interest, except for a portion of our shares beneficially owned by Specialty Family Limited Partnership, the Company’s majority shareholder, and related parties which were exchanged for approximately 20% of the new combined company. Upon completion of our merger, we became a wholly owned subsidiary of AmeriPath, a privately held company.